AST RESEARCH, INC.
                               16215 ALTON PARKWAY
                            IRVINE, CALIFORNIA  92718






                                          September 26, 1994



Dear Stockholders:

   Our Annual Meeting of Stockholders will be held on October 27, 1994, at 9:00 a.m., Pacific Standard Time, in the Deauville South Room of Le Meridien Hotel, 4500 MacArthur Blvd., Newport Beach, California. I urge you to attend this meeting to give us an opportunity to meet you personally, to allow us to introduce to you the key personnel responsible for management of your Company and to answer questions you may have.

   The formal Notice of Meeting, the Proxy Statement, the proxy card, the Annual Report to Stockholders and the Form 10-K describing the Company's operations during the fiscal year ended July 2, 1994 are enclosed.


   I hope that you will be able to attend the meeting in person. Whether or not you plan to attend the meeting, please sign and return the enclosed proxy card promptly. A prepaid return envelope is provided for this purpose. Your shares will be voted at the meeting in accordance with your proxy.


   If you have shares in more than one name, or if your stock is registered in more than one way, you may receive more than one copy of the proxy material. If so, please sign and return each of the proxy cards you receive so that all of your shares may be voted. I look forward to seeing you at the October 27, 1994 Annual Meeting of Stockholders.


                                        Very truly yours,

                                        AST RESEARCH, INC.



                                        Safi U. Qureshey,
                                        Chief Executive Officer
                                        and Chairman of the Board


                               AST RESEARCH, INC.
                               16215 ALTON PARKWAY
                            IRVINE, CALIFORNIA  92718


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

   The Annual Meeting of Stockholders of AST Research, Inc. (the "Company") will be held in the Deauville South Room of Le Meridien Hotel, 4500 MacArthur Blvd., Newport Beach, California on Thursday, October 27, 1994, at 9:00 a.m., Pacific Standard Time, for the following purposes:

     1. To elect seven directors to hold office until the next annual meeting and until their successors are elected and duly qualified;

     2. The approval (recommended by the Board of Directors) of the amendment of the Certificate of Incorporation to increase the authorized number of shares of Common Stock from 70,000,000 shares to 200,000,000 shares, which may be deemed to have anti-takeover effects (see Proposal 2, at pages 16-18 of the attached Proxy Statement);

     3. The approval (recommended by the Board of Directors) of the amendment of the Certificate of Incorporation to increase the size of the Board of Directors from a range of three to seven members to a range of five to nine members, which may be deemed to have anti-takeover effects (see Proposal 3, at pages 19-20 of the attached Proxy Statement);

     4. The approval (recommended by the Board of Directors) of the AST Research, Inc. Performance Based Annual Management Incentive Plan (see Proposal 4, at pages 21-22 of the attached Proxy Statement);

     5. The approval (recommended by the Board of Directors) of an amendment to the 1989 Long-Term Incentive Program to increase the number of shares of Common Stock reserved for issuance thereunder by 2,000,000 shares (see Proposal 5, at pages 23-27 of the attached Proxy Statement);

     6. The approval (recommended by the Board of Directors) of the 1994 One-Time Grant Stock Option Plan for Non-Employee Directors (see Proposal 6, at pages 28-30 of the attached Proxy Statement);

     7. The approval (recommended by the Board of Directors) of the appointment of Ernst & Young as independent auditors for the fiscal year ending July 1, 1995 (see Proposal 7, at page 31 of the attached Proxy Statement); and

     8. To transact such other business as may properly come before the meeting or any adjournment thereof.


   The close of business on Friday, September 16, 1994 is the date of record ("Record Date") for the determination of stockholders entitled to notice of, to attend and to vote at the Annual Meeting. Stockholders, including those whose shares are held by a brokerage firm or in "street" name, may be asked to verify their stockholder status as of the Record Date upon entrance to the Annual Meeting. Accordingly, stockholders attending the meeting should bring some form of identification to the meeting evidencing such stockholder status as of the Record Date. A list ofstockholders at the Record Date will be available during normal business hours for examination by any stockholder for any purpose germane to the Annual Meeting for a period of ten days prior to October 27, 1994, at the offices of the Company, 16215 Alton Parkway, Irvine, California 92718.


   All stockholders are urged to attend the meeting in person or by proxy. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTPAID ENVELOPE. The proxy is revocable and will not affect your right to vote in person in the event you attend the meeting.

                                   By Order of the Board of Directors



Irvine, California                           DENNIS R. LEIBEL
September 26, 1994                               Secretary


                               AST RESEARCH, INC.
                               16215 ALTON PARKWAY
                            IRVINE, CALIFORNIA  92718


                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD OCTOBER 27, 1994




SOLICITATION AND REVOCATION OF PROXIES

   The enclosed proxy is solicited by and on behalf of the Board of Directors of AST Research, Inc. (the "Company") for use in connection with the Annual Meeting of Stockholders to be held on Thursday, October 27, 1994, at 9:00 a.m., Pacific Standard Time, and at any and all adjournments or postponements thereof.

   The persons named as proxies were designated by the Board of Directors and are officers and/or directors of the Company. Any proxy may be revoked or superseded by executing a later proxy or by giving notice of revocation in writing to the Secretary prior to, or at, the Annual Meeting, or by attending the Annual Meeting and voting in person. All proxies which are properly completed, signed and returned to the Company prior to the meeting, and not revoked, will be voted in accordance with the instruction given in the proxy. If a choice is not specified in the proxy, the proxy will be voted FOR the election of the director nominees listed below, FOR the proposal to increase the number of authorized shares, FOR the proposal to increase the size of the Board of Directors, FOR the proposal to approve the Performance Based Annual Management Incentive Plan, FOR the proposal to amend the 1989 Long-Term Incentive Program to increase the number of shares available thereunder, FOR the proposal to approve the 1994 One-Time Grant Stock Option Plan for Non-Employee Directors, and FOR the proposal to ratify the appointment of Ernst & Young as independent auditors for the Company.

   This Proxy Statement and the accompanying proxy are being mailed to stockholders on or about September 26, 1994. The Company has retained the services of American Stock Transfer & Trust Co. and D.F. King & Co., Inc. to assist in soliciting proxies from brokers and nominees for the Annual Meeting. The estimated cost for these services including mailing costs is $65,000 and will be borne by the Company. It is contemplated that this solicitation will be primarily by mail. In addition, some of the officers, directors and employees of the Company may solicit proxies personally, by telephone or fax.


VOTING AT THE MEETING


   The shares of Common Stock constitute the only class of securities of the Company entitled to notice of, to attend and to vote at, the Annual Meeting. Only stockholders of record at the close of business on September 16, 1994 will be entitled to vote at the meeting or any adjournment or postponement thereof. As of September 16, 1994, there were 32,355,000 shares of Common Stock issued and outstanding, each share being entitled to one vote on each matter to be voted upon.


   Votes at the Annual Meeting, including those cast in person or by proxy, will be tabulated by the Inspector of Elections appointed by the Board of Directors. Abstentions and broker non-votes will be counted as present for purposes of determining the existence of a quorum. Abstentions will be treated as shares present and entitled to vote for purposes of any matter requiring affirmative vote of a majority or other proportion of the shares present and entitled to vote. With respect to shares relating to any proxy as to which a broker non-vote is indicated on a proposal, those shares will not be considered present and entitled to vote with respect to any such proposal. Abstentions or non-votes or other failures to vote will have no such effect in the election of directors, who will be elected by a plurality of the affirmative votes cast. With respect to any matter brought before the Annual Meeting requiring the affirmative vote of a majority or other proportion of the outstanding shares, an abstention or non-vote will have the same effect as a vote against the matter being voted upon.


                                   PROPOSAL 1

                              ELECTION OF DIRECTORS


   The Certificate of Incorporation of the Company fixes the number of directors at not less than three nor more than seven, with the exact number to be set by resolution of the Board of Directors. The Board of Directors has set the authorized number of directors at seven and proposes the election of seven directors to hold office until the next annual meeting and until their successors are elected and qualified. Unless authority to vote for directors has been withheld in the proxy, the persons named in the enclosed proxy intend to vote at the meeting for the election of the seven nominees presented below. Persons named as proxies may not vote for the election of any person to the office of director for which a bona fide nominee is not named in the Proxy Statement. All nominees have consented to serve as a director for the ensuing year. Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if any nominee withdraws or otherwise becomes unavailable to serve, the persons named in the enclosed proxy will vote for any substitute nominee designated by the Board of Directors. The nominees receiving a plurality of the affirmative vote will be elected.


   The names and certain information concerning the persons to be nominated as directors by the Board of Directors at the Annual Meeting are set forth below. YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

   BRUCE C. EDWARDS, 40, rejoined the Company in March 1988 as Senior Vice President, Finance and Chief Financial Officer. In July 1994, Mr. Edwards was named Executive Vice President and Chief Financial Officer and appointed to the Company's Board of Directors. Mr. Edwards was first with the Company as Vice President, Finance from August 1983 and Chief Financial Officer from November 1983 to September 1986. Mr. Edwards currently serves on the Board of Directors of Xircom, Inc. and Platinum Software Corporation.

   RICHARD J. GOEGLEIN, 60, has served as a director since May 1987. Mr. Goeglein is founder and principal of Gaming Associates, a casino management company which develops and operates hotels/casinos at selected locations in the United States. Mr. Goeglein served as President and Chief Executive Officer of Dakin, Inc. from April 1990 through September 1991. Since January 1988, Mr. Goeglein has also been the Chairman of ConServ International, a consulting and real estate development business. From 1984 to his retirement date of December 31, 1987, Mr. Goeglein was the President and Chief Operating Officer of Holiday Corporation, the holding company of Holiday Inns, Inc. Mr. Goeglein also served on the Board of Directors of Holiday Corporation from 1978 to 1987. Mr. Goeglein currently serves as a director of Boomtown Hotels and Casinos and Hornblower Dining Yachts, Inc.

   JACK W. PELTASON, 71, was appointed as a director in July 1993. Mr. Peltason has served as President of the University of California system since October 1992, following eight year tenures as Chancellor of the University of California, Irvine and President of the American Council of Education, and a 10 year term as Chancellor at the University of Illinois at Urbana-Champaign. Mr. Peltason is currently on the Board of Directors of Koll Management Services and Irvine Apartment Communities and serves as a member of the Board of Trustees for the FHP Foundation, Irvine Health Foundation, and Teachers Insurance and Annuity Association.

   SAFI U. QURESHEY, 43, one of the founders of the Company, has served as a director since the Company's inception and as President from the Company's inception through July 1994. In July 1988, Mr. Qureshey was elected Chief Executive Officer. Mr. Qureshey served as Co-Chairman of the Board from 1988 through June 1992, and was elected Chairman of the Board in November 1993. Mr. Qureshey currently serves on the Board of the American Business Conference and the Technology Leadership Council of California and is Chairman of the Corporate Council on Africa and the California Business Higher Education Forum.

   CARMELO J. SANTORO, PH.D., 53, served as Chairman of the Board from June 1992 until November 1993 and as a director since September 1990. Effective November 1993, Dr. Santoro was elected Vice Chairman of the Board. Dr. Santoro is Chairman and Chief Executive Officer of Platinum Software Corporation.
Dr. Santoro was President and Chief Executive Officer of Silicon Systems, Inc. from 1982 through 1991 and was Chairman from 1984 through 1989, when Silicon Systems, Inc. was acquired by TDK Corporation of Tokyo, Japan. From 1980 to 1982, Dr. Santoro was Vice President, Integrated Circuits at the Solid State Division of RCA. In addition to Platinum Software Corporation, Dr. Santoro is currently a director of Dallas Semiconductor Corporation, S3, Inc. and the Cerplex Group.

   JAMES T. SCHRAITH, 37, was named President and Chief Operating Officer and was appointed to the Company's Board of Directors in July 1994. Mr. Schraith joined the Company in March 1987 as Director of Customer Support. He was appointed Vice President, North American Services in November 1988 and in August 1990, became Vice President, Channel Sales and Services. In July 1992, Mr. Schraith was promoted to Vice President, U.S. Sales and Service and in July 1993 was appointed Senior Vice President, Sales and Service. Prior to joining the Company, Mr. Schraith was employed for nine years by Schlumberger Ltd., where he served as Manager, Technical Services, National Product Sales Manager and Director of Marketing. Mr. Schraith currently serves on the Board of Directors of Pinnacle Micro, Inc.

   DELBERT W. YOCAM, 50, has been a director of the Company since August 1992. He is currently President, Chief Operating Officer and a director of Tektronix, Inc. Prior to joining Tektronix, Mr. Yocam was an independent consultant. From 1979 to 1989, Mr. Yocam was employed by Apple Computer, Inc., serving as President of Apple Pacific from 1988 to 1989 and Executive Vice President and Chief Operating Officer of Apple Computer, Inc. from 1986 to 1988. Mr. Yocam is a director of Adobe Systems, Inc. and Oracle Corporation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information, as of September 1, 1994, with respect to all those known by the Company to be the beneficial owners of more than 5% of its outstanding Common Stock, each director, the Chief Executive Officer and the four most highly compensated other executive officers, and all directors and executive officers of the Company as a group. Unless otherwise noted, each of the stockholders listed owns less than 1% and has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by him, subject to community property laws where applicable, and the information contained in the footnotes to this table. The Company had 32,255,000 shares outstanding at September 1, 1994.


                                                        NUMBER OF SHARES        PERCENTAGE OF
     NAME OF BENEFICIAL OWNER                        OPTIONS (a)  TOTAL    SHARES OUTSTANDING
      Connor, Clark & Company, Ltd. (b)                       0   1,723,035    5.34%

      Richard J. Goeglein                                49,000      66,000    ---
      Jack W. Peltason                                    5,000       5,300    ---
      Carmelo J. Santoro, Ph.D.                          15,500      15,500    ---
      Delbert W. Yocam                                   13,000      13,000    ---

      Safi U. Qureshey (c)                              590,000   3,056,412    9.31%
      James T. Schraith                                  15,000      21,000    ---
      Bruce C. Edwards (d)                              110,000     161,400    ---
      James L. Forquer                                   25,000      25,000    ---
      Richard P. Ottaviano                               48,000      48,000    ---

      All directors and executive officers as a group   976,500   3,540,838   10.66%

____________________

(a)Includes shares which executive officers and directors have the right to acquire within 60 days of September 1, 1994 under stock option and warrant agreements.

(b)These shares are beneficially owned by Connor, Clark & Company, Ltd. 40 King
   Street, Suite 2020, Toronto, Ontario, Canada   M5H3Y2.

(c)Includes 92,572 shares held by Nancy Marshall as custodian for minor children of Mr. Qureshey to which Mr. Qureshey disclaims any beneficial interest.

(d)Includes 1,000 shares held by Mary Pat DeMayo Buskard as trustee for minor children of Mr. Edwards to which Mr. Edwards disclaims any beneficial interest.


EXECUTIVE OFFICERS

   The following table sets forth the name and age of each executive officer of the Company at September 16, 1994, his positions and offices with the Company and the period during which he has served as an executive officer of the
Company:

                                                                                             EXECUTIVE
                                                                                               OFFICER
     NAME                   AGE                            POSITION(S)                          SINCE

Safi U. Qureshey              43                   Chief Executive Officer                      1980
                                                   and Chairman of the Board

James T. Schraith             37                   President and Chief Operating Officer        1991

Bruce C. Edwards              40                   Executive Vice President and                 1988
                                                   Chief Financial Officer

James L. Forquer              44                   Senior Vice President, Worldwide             1993
                                                   Operations

Richard P. Ottaviano          48                   Senior Vice President, Administration        1991

Dennis R. Leibel              50                   Vice President, Legal and Treasury           1986
                                                   Operations and Secretary

Scott A. Smith                39                   Vice President and General Manager,          1993
                                                   Server Products

Wai S. Szeto                  46                   Vice President, Corporate Development        1987

   For information on the business background of Mr. Qureshey, Mr. Schraith and Mr. Edwards see "Directors" above.

   JAMES L. FORQUER joined the Company in July 1993 as Senior Vice President, Worldwide Operations. Prior to joining the Company, he served most recently as Vice President, Worldwide Operations for Apple Computer, Inc. During his 12 years with Apple, Mr. Forquer also held the positions of Senior Director, U.S. Operations and Managing Director, Singapore Operations. Prior to Apple Computer, Inc., he served in various management positions for Recognition Equipment and Texas Instruments.

   RICHARD P. OTTAVIANO joined the Company in October 1990 as Vice President, Human Resources and was promoted to Senior Vice President, Administration in August 1992. Prior to joining the Company, he served as Corporate Vice President, Human Resources for Cipher Data Products. From 1973 to 1986, Mr. Ottaviano held various positions with Xerox Corporation, including Vice President, Human Resources. Mr. Ottaviano currently serves on the Board of Directors for Irvine Medical Center and PACE Therapy, Inc.

   DENNIS R. LEIBEL joined the Company in December 1985 as Treasurer and in March 1988, was elected Vice President, Administration and General Counsel. In January 1989, Mr. Leibel was elected Vice President, Legal and Treasury Operations and Secretary. Prior to joining the Company, Mr. Leibel was employed for over seven years by Smith International, Inc., where he served as Director of Taxes, Vice President, Tax and Financial Planning and subsequently as Vice President, Finance. Mr. Leibel currently serves on the Executive Committee of the Board of Directors of the World Trade Center Association of Orange County and the Advisory Board of Directors of Court Appointed Special Advocates of Orange County (CASA).

   SCOTT A. SMITH joined the Company in January 1993 as Vice President, Engineering. In March 1994, Mr. Smith was appointed Vice President and General Manager for Server Products. Prior to joining the Company, Mr. Smith served at IBM for 16 years, most recently as Director, Visual Subsystems with responsibility for IBM's high volume monitor business and as Systems Manager, Advanced Personal Systems.

   WAI S. SZETO joined the Company in February 1985 as Director of New Products. In July 1985, Mr. Szeto became Vice President, Strategic Planning and New Business Development and in April 1986, was elected Vice President, Sub-Systems Group. In November 1987, Mr. Szeto was elected Vice President, Worldwide Manufacturing Planning and in April 1989, was elected Vice President, Engineering. In January 1993, Mr. Szeto was appointed Vice President, Corporate Development. Prior to joining the Company, Mr. Szeto was founder and Executive Vice President of High-Tech Peripherals Corporation.


COMPENSATION OF DIRECTORS

   The directors of the Company serve until their successors are elected and duly qualified. Non-employee directors receive annual retainers of $30,000 paid at the rate of $2,500 per month and additional committee meeting fees of $2,000 per meeting for the Chairman and $1,000 per meeting per committee member. Commencing November 1993, Dr. Carmelo J. Santoro, Vice Chairman of the Board of Directors, receives an additional annual retainer of $95,000. Prior to November 1993, Dr. Santoro was paid a retainer for consulting services to the Company. See "Compensation Committee Interlocks and Insider Participation" below.

   The 1991 Stock Option Plan for Non-Employee Directors provides for an initial grant of options to purchase 20,000 shares of the Company's Common Stock to each newly elected or appointed non-employee director. In addition, on January 1 of each year, each participant will receive an option to purchase 12,000 shares of the Company's Common Stock. The aggregate number of shares that may be issued under the plan is 250,000. Options vest and become exercisable at the rate of 25% per year commencing on the first anniversary of the date of grant.

   The 1994 One-Time Grant Stock Option Plan for Non-Employee Directors provides, subject to stockholder approval (see Proposal 6), that each member of the Company's Board of Directors on July 1, 1994 who is not an employee of the Company be granted an option to purchase 50,000 shares of the Company's Common Stock. The aggregate number of shares of Common Stock which may be issued pursuant to the plan is 250,000 and no participant may receive options covering more than 50,000 shares in any calendar year. Options vest and become exercisable at the rate of 12.5% per year, commencing on the first anniversary of the date of grant. Based upon the performance of the Company's Common Stock, vesting may be accelerated, but in no event prior to July 1, 1995.

   In December 1990, the Board of Directors authorized the issuance of warrants to purchase an aggregate of 80,000 shares of the Company's Common Stock to its then non-employee Board members. Such warrants are exercisable at $13.875 per share and vest over a three-year period. During fiscal 1994, 40,000 of such warrants were exercised and at July 2, 1994, 40,000 shares remained exercisable. In July 1992, the Board of Directors authorized the issuance of warrants to purchase 50,000 shares of Common Stock to Dr. Santoro, the Company's then Chairman of the Board. Such warrants are exercisable at $13.50 per share and vest over a four-year period. During fiscal 1994, 12,500 of such warrants were exercised and the balance were not exercisable at fiscal year end.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Goeglein, Mr. Peltason, Dr. Santoro, and Mr. Yocam served on the Compensation Committee during fiscal 1994. Dr. Santoro, Vice Chairman of the Board of Directors, served as Chairman of the Compensation Committee until October 1993, at which time he resigned from the Committee. In addition to his compensation as a director, the Company had entered into a consulting agreement (which commenced in July 1992 and expired in November 1993) with Dr. Santoro to provide assistance in corporate organization and other matters. Pursuant to and during the term of such agreement, Dr. Santoro received an aggregate of $99,167. In addition to serving on the Company's Board of Directors, both Dr. Santoro and Mr. Edwards serve on the Board of Directors of Platinum Software Corporation ("Platinum"), which manufactures accounting software systems. At Platinum, Dr. Santoro, is also an executive officer and Mr. Edwards serves on the Compensation Committee of the Board of Directors. In such capacities, each of Dr. Santoro and Mr. Edwards has influence over the fees, equity participation and other compensation paid to the other person by Platinum. Dr. Santoro, as a member of AST's Board and Compensation Committee, had direct influence over the equity participation awards and compensation paid to Mr. Edwards in his capacity as an executive officer of AST. As continuing AST Board members, each will continue to have influence over the equity participation and compensation paid to the other by AST. Prior to either Dr. Santoro's or Mr. Edwards' joining the Platinum Board of Directors, AST purchased certain accounting software systems from Platinum. In fiscal 1994, amounts paid to Platinum by AST were less than $2,000 and related primarily to service and maintenance of previously purchased products. The Company believes that the terms and conditions of its purchase relationship with Platinum are as favorable to AST as those that could have been obtained from any other third party vendor of similar products and services.


COMMITTEES OF THE BOARD

   The Board of Directors is responsible for the overall affairs of the Company. Authority with respect to certain matters of the Company has been delegated to standing committees of the Board of Directors, which are the Executive Committee, Audit Committee and Compensation Committee. The Board of Directors does not have a standing Nominating Committee.

   The Executive Committee was established in January 1987 and is empowered to act for and on behalf of the Board of Directors and its committees, but may not undertake actions reserved in the Bylaws to the Board itself, such as filling vacancies on the Board and declaring certain dividends to stockholders. Actions by the Executive Committee are to be reported for review and ratification by written consent or at a subsequent meeting of the Board of Directors. Messrs. Qureshey and Santoro served on the Committee during fiscal 1994. Mr. Schraith was appointed to the Committee in July 1994. No meetings were held in fiscal 1994.

   The Audit Committee has the responsibility of recommending to the Board of Directors the appointment of the Company's outside auditors, reviewing the auditors' reports, management reports and various audit criteria, and consulting with the auditors concerning the adequacy of internal accounting controls.
Mr. Goeglein, Mr. Peltason, Dr. Santoro, and Mr. Yocam are the members of the Audit Committee, which held three meetings in fiscal 1994.

   The Compensation Committee is empowered to review and administer the Company's compensation practices and policies, which include administering the Company's incentive compensation plans, reviewing compensation levels of the Company's officers and directors, reviewing the Company's long range plans for management development and examining the Company's compensation structure as it relates to industry practices. Mr. Goeglein, Mr. Peltason, and Mr. Yocam are the members of the Compensation Committee. Dr. Santoro served on the Compensation Committee until October 1993. The Compensation Committee held four meetings in fiscal 1994.


ATTENDANCE AT MEETINGS

   During fiscal 1994, the Board of Directors held a total of seven meetings, of which three were special meetings conducted by telephone. Each member of the Board of Directors attended 75 percent or more, aggregately, of the meetings of the Board of Directors during the period in which he was a director and meetings of the committees of which he was a member.


EXECUTIVE COMPENSATION

     The following tables and report present information concerning the cash compensation and stock options provided to Messrs. Qureshey, Schraith, Edwards, Forquer and Ottaviano. The notes to these tables provide more specific information regarding compensation.


                           SUMMARY COMPENSATION TABLE


                                           Annual Compensation             Long-Term Compensation
                                       ------------------------------  -----------------------------
                                                                       Restricted        Incentive   All
                                                         Other Annual  Stock             Plan       Other
Name and                           Fiscal Salary  Bonus  Compensation  Awards    Options Payouts  Compensation
Principal Position                 Year   ($)     ($)         ($)        ($)      (#)     ($)       ($)
- - --------------------------------------------------------------------------------------------------------------

Safi U. Qureshey                   1994   623,076  236,221   36,465 (a)  -       125,000  -        148,119(b)(c)
Chief Executive                    1993   543,700  514,298   93,960      -        60,000  -        184,580
Officer and Chairman of the Board  1992   498,270  777,379     -         -        60,000  -            -

James T. Schraith                  1994   314,009  130,191     -         -        65,000  -          9,173(b)
President and Chief                1993   228,256  124,168    1,095      -        20,000  -          5,673
Operating Officer                  1992   171,077  162,139     -         -        10,000  -            -

Bruce C. Edwards                   1994   297,337   80,137    3,496      -        75,000  -          7,021(b)
Executive Vice President           1993   251,873  256,454    4,980      -        30,000  -          6,283
and Chief Financial Officer        1992   224,615  287,348     -         -        15,000  -            -

James L. Forquer                   1994   263,815   74,798  447,019 (d)  -       115,000  -            846(b)
Sr. Vice President,                1993      -        -        -         -          -     -            -
Worldwide Operations               1992      -        -        -         -          -     -            -

Richard P. Ottaviano               1994   223,683   63,868      600      -        55,000  -          6,609(b)
Sr. Vice President,                1993   184,373  154,620    2,442      -        30,000  -          5,919
Administration                     1992   149,231  208,196     -         -        10,000  -            -

(a)Other Annual Compensation includes Medical Reimbursement and Tax and Estate Planning. Tax and Estate Planning for Mr. Qureshey in fiscal 1994 aggregated $36,465.

(b)The Company's matching contribution to the Company 401(k) Plan. The contribution for Mr. Qureshey was $5,140.

(c)The Company maintains an aggregate of $24,000,000 of split dollar life insurance policies insuring the survivor of Mr. Qureshey and his spouse. The portion of the premium paid for term life insurance coverage in fiscal 1994 was $19,679. The remainder of the premium paid in fiscal 1994, less the projected present value of the repayment due the Company, was $123,300.

(d)In August 1993, the Company entered into an agreement with Mr. Forquer to assist in his relocation. The Company purchased the equity interest in Mr. Forquer's northern California residence for $900,000 allowing for a quick sale in otherwise unfavorable market conditions. The Company ultimately recognized $615,000 of the equity upon the sale of the property. In addition, the Company paid $152,850 and $7,215 for additional real estate and temporary living costs, respectively.


                         AGGREGATED OPTION EXERCISES IN
                      LAST FISCAL YEAR AND FISCAL YEAR-END
                                  OPTION VALUES

                                                             Number of               Value of Unexercised
                                                            Unexercised                  In-the-Money
                                                             Options at                   Options at
                        Shares           Value          Fiscal Year-End (#)          Fiscal Year-End ($)
                     Acquired on        Realized
Name                 Exercise (#)         ($)        Exercisable  Unexercisable   Exercisable  Unexercisable

Safi U. Qureshey             -                -        590,000        205,000      4,577,500             -

James T. Schraith       33,000          388,375         15,000         78,500         10,156             -

Bruce C. Edwards             -                -        110,000        100,000        509,375             -

James L. Forquer             -                -         25,000         90,000              -             -

Richard P. Ottaviano    15,000          311,250         40,500         86,000              -        50,625





                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                      Potential Realizable Value
                                                                                       at Assumed Annual Rates
                                                                                     of Stock Price Appreciation
                            Individual Grants                                              for Option Term

                                   % of Total
                                    Options
                     Options       Granted to     Exercise or
                   Granted (a)     Employees       Base Price         Expiration
Name                   (#)       in Fiscal Year    ($/Share)             Date              5% ($)          10% ($)

Safi U. Qureshey        100,000        7.38%          15.75               7/27/03           990,509      2,510,144
                         25,000        1.84%          16.88               6/01/04 (b)       265,315        672,360

James T. Schraith        50,000        3.69%          15.75               7/27/03           495,255      1,255,072
                         15,000        1.11%          16.88               6/01/04 (b)       159,189        403,416

Bruce C. Edwards         60,000        4.43%          15.75               7/27/03           594,305      1,506,087
                         15,000        1.11%          16.88               6/01/04 (b)       159,189        403,416

James L. Forquer        100,000        7.38%          15.75               7/27/03           990,509      2,510,144
                         15,000        1.11%          16.88               6/01/04 (b)       159,189        403,416

Richard P. Ottaviano     40,000        2.95%          15.75               7/27/03           396,204      1,004,058
                         15,000        1.11%          16.88               6/01/04 (b)       159,189        403,416

(a)All option grants were new and not granted in connection with an option repricing transaction. All options vest and become exercisable at the rate of 25% per year commencing on the first anniversary of the date of grant or at the discretion of the Board of Directors or Compensation Committee. Options expire 10 years from the date of grant.

(b)June 1, 1994 option grants are part of a split option grant to key executives which requires the Company to grant an equivalent number of options to the grantees on November 1, 1994. Under the provisions of the split-grant, the Company will grant Messrs. Qureshey, Schraith, Edwards, Forquer and Ottaviano options of 25,000, 15,000, 15,000, 15,000, and 15,000, respectively, on November 1, 1994, with an exercise price equal to the fair market value of the Company's Common Stock on that date.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

   On July 27, 1993, the Company entered into a five-year revolving term employment agreement with Mr. Qureshey ("Agreement" or "Founder's Agreement"), which provides in certain circumstances for a possible consulting term and other post-termination benefits. All post-termination benefits are conditioned upon Mr. Qureshey's not undertaking competing employment and his not soliciting away Company employees. In addition, Mr. Qureshey agreed that he will vote his shares along with the other stockholders in the election of directors and will not join or participate against the Board in any proxy solicitation, and will offer the Company a right of first refusal on any 100,000 or more share blocks proposed to be sold by him in any private sale. If Mr. Qureshey should accept non-competing but substantial employment with any other company or firm during any period of active employment, consulting, or post-termination benefits under the Founder's Agreement, the Company may elect that Mr. Qureshey cease to be an employee or consultant and be entitled to receive an aggregate lump sum equal to 50% of the salary and/or bonus, if any, which he is then receiving and which he otherwise would be entitled to receive for the remaining balance of the employment or post-termination benefit or consulting period, as described below; however, all other benefits would cease and Mr. Qureshey would continue to be bound by the restrictions concerning competing employment, non-solicitation of employees, the voting of shares and the right of first refusal. At any time following one year from a date of employment termination, Mr. Qureshey may elect to terminate the foregoing restrictions upon 90 days' written notice, in which event all Company obligations and benefits payable under the Founder's Agreement would cease, all stock option acceleration would be rescinded and any outstanding loans to Mr. Qureshey would have to be repaid to the Company within 90 days. Nevertheless, Mr. Qureshey would continue to be bound by the provisions of the Founder's Agreement pertaining to the Company's confidential and proprietary information.

   If Mr. Qureshey's employment is terminated for "cause," the Company will be obligated to pay him only such severance compensation as shall have vested and as the Board otherwise deems appropriate, or none at all, and the Company's obligations under the Founder's Agreement will be null and void. If Mr. Qureshey becomes disabled, upon the expiration of six consecutive months of disability, Mr. Qureshey's employment may be terminated by the Company. In such event or in the event of Mr. Qureshey's death, in addition to amounts paid from insurance policies, Mr. Qureshey or his estate will be entitled to receive his base salary and bonus for at least one year, the restriction period on all restricted stock granted to him under Company plans shall lapse and all stock options or other such rights which otherwise would have vested within two years of such event will accelerate and become fully vested and remain exercisable in accordance with their respective terms.

    During employment, Mr. Qureshey will receive his salary, bonus and all other benefits, including a $25,000 financial planning allowance and a gross-up for income tax on such allowance, consistent with past practices. If Mr. Qureshey's active employment is terminated by him for "good reason" or by the Company without "cause," Mr. Qureshey shall continue to receive his base salary for a benefit period of five years following termination. In either event, (a) Mr. Qureshey shall be entitled to receive his annual bonus for the year in which termination occurs, pro rated to the date of termination, as well as bonuses for the two fiscal years following termination, such bonus amounts being determined by taking the average of the bonuses paid to Mr. Qureshey in the preceding two years; (b) all stock options shall accelerate and become exercisable and all restrictions on restricted stock awards shall lapse; (c) the benefits allowance for death or disability shall continue for a period of five years from the date of termination; and (d) all of his benefits payable under the Company's tax-qualified employee benefit plans or other programs pertaining to deferred compensation, retirement, profit sharing, 401(k), or employee stock ownership (if any) will be paid. In addition, if Mr. Qureshey enters into loan agreements for the purpose of exercising options or other rights to acquire securities, the Company will guarantee such loans (up to $3,000,000) and pay the interest on them for a period ending 13 months after the date of the event causing tax liability to be incurred by reason of such exercise.

   In the event of Mr. Qureshey's disability or of his termination by the Company without "cause" or termination of employment by Mr. Qureshey for "good reason," Mr. Qureshey will also be entitled to receive additional benefits during the first five-year post-termination benefit period including an office, health and welfare benefits, continued use of a Company automobile followed by transfer of title of such automobile to Mr. Qureshey at the end of the five-year period, and up to $25,000 per year grossed up for income taxes for estate, tax and financial planning services.

   Following such five-year post-termination benefits period, provided Mr. Qureshey has not and does not undertake substantial or competing employment, the Company indefinitely will provide continued health and welfare benefits, with Mr. Qureshey paying or reimbursing the Company the average cost of such coverages, and Mr. Qureshey will have the title Vice Chairman. For a period of up to five years following the first five-year post-termination benefits period, Mr. Qureshey may elect to become a consultant and receive 60% of his former base and be entitled to receive the additional benefits described in the foregoing paragraph. If prior to any termination Mr. Qureshey undertakes an "early retirement" from active employment and otherwise is not receiving the post-termination benefits enumerated above, he may at his election become a consultant to the Company and become subject to the restrictions under the Founder's Agreement and also become entitled to receive 80% of his then base salary for a period of five years, as well as the additional benefits listed above. Bonus amounts will not be required during any consulting period.

   Mr. Qureshey's benefits under the Founder's Agreement are in addition to and not in lieu of the benefits payable to him under the Severance Compensation Agreement (see below) entered into between the Company and Mr. Qureshey. Mr. Qureshey will be entitled to all of the benefits specified in the Severance Compensation Agreement, whether or not his active employment is terminated following a change of control of the Company, but will not otherwise participate in the officer involuntary termination policy described below.

   At the Annual Meeting of Stockholders held in May 1987, the stockholders authorized and approved an indemnification program for corporate officers and directors under which the Company and each corporate officer and director entered into an Indemnification Agreement, substantially in the form approved by the stockholders.

   The Company has entered into Severance Compensation Agreements with each of the persons named under the caption "Executive Officers" above. Under the agreements, in the event of a "change in control" of the Company and either the Company terminates the officer's employment for any reason other than death, disability or retirement or if the officer terminates his employment for good reason, as defined in the agreement, then (a) the Company shall pay the officer severance compensation equal to two years' salary and bonuses and (b) all stock options held by the officer, to the extent that they would become exercisable within two years of the change in control, shall to that extent be accelerated and expire at the end of six months following termination. Under the agreements the Company will indemnify the officer in case of imposition of excise taxes on excess "parachute payments" under Section 4999 of the Internal Revenue Code of 1986, as amended. The agreements terminate two years following the date on which notice of termination is given by either the Company or the officer to the other, or upon the death, disability, retirement or upon termination of employment for cause, or two years following a change in control if the officer has not terminated employment for good reason. The Board has discretion to offer similar agreements to new or other officers of the Company.

   The Company has a severance policy for its executive officers which, in the event of an involuntary termination, other than in connection with a "change in control," requires the Company to pay its President severance equal to two years salary and its other executive officers severance equal to six months salary plus an additional month of salary for each year of employment with the Company, up to a maximum of 12 months. Benefits are also continued during this period.


CERTAIN TRANSACTIONS

   In August 1993, the Company entered into an agreement with Senior Vice President James L. Forquer to assist in his relocation. The Company purchased the equity interest in Mr. Forquer's northern California residence for $900,000, allowing for a quick sale in otherwise unfavorable market conditions. The Company ultimately realized approximately $615,000 of the equity upon sale of the property. In addition, the Company paid $152,850 and $7,215 for additional real estate and temporary living costs, respectively.

   In September 1993, the Company loaned Vice President Scott A. Smith $100,000 for the purchase of a primary residence, evidenced by a promissory note secured by a deed of trust. The loan was issued interest free and is payable in full three years from the date of the loan. At September 16, 1994, the entire amount remained outstanding.

   See "Compensation Committee Interlocks and Insider Participation" above.



                      REPORT OF THE COMPENSATION COMMITTEE
               OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION


   The Company's compensation policies applicable to its executive officers are administered by the Compensation Committee (the "Committee") of the Board of Directors. The Committee is made up entirely of non-employee directors. The Committee retains the services of an independent compensation consultant to assist the Committee with formulating and evaluating the Company's compensation policies and programs. These programs and policies are designed to enhance stockholder value by aligning the financial interests of the executive officers of the Company with those of its stockholders.

   There are four primary components of executive compensation: Base Salary, the Employee Quarterly Bonus Plan, the Annual Management Incentive Plan, and Stock Option Grants.

   Base Salary. Base salaries for fiscal 1994 reported herein were determined by the Committee in October 1993. The Committee reviews salaries recommended by the Chief Executive Officer for executive officers other than the Chief Executive Officer. In conducting its review, the Committee takes into consideration survey data on (1) comparable organizations supplied by its consultant, (2) the overall performance of the Company, and (3) the Chief Executive Officer's evaluation of individual executive officer performance. Final decisions on base salary adjustments for executives other than the Chief Executive Officer are made in conjunction with the Chief Executive Officer. The Committee independently determines the base salary for the Chief Executive Officer by: (1) reviewing data supplied by its consultant on comparable organizations, (2) examining the Company's performance against its preset goals,
(3) examining the Company's performance within the industry, and (4) evaluating the overall performance of the Chief Executive Officer. Based upon the data and performance, the Chief Executive Officer's base salary was raised from $550,000 to $650,000 per year, effective October 1, 1993.

   Employee Quarterly Bonus Plan. This is a nonqualified bonus plan under which all employees of the Company, including officers, are eligible to receive, on a quarterly basis, an equal percentage of their base compensation as a cash bonus. All employees, including officers, receive the same percentage. The bonus, which is generally based upon pre-tax income for the quarter against preset income objectives, is approved by the Committee, and is limited to a maximum of 15% of quarterly base compensation. For fiscal 1994, the quarterly percentage payments were 0%, 4.0%, 0%, and 2.5%, respectively.

   Annual Management Incentive Plan. The Annual Management Incentive Plan is designed to provide incentive compensation to key officers and employees who contribute substantially to the success of the Company. For fiscal 1994, approximately 375 employees received incentive awards under this program. The plan is designed to create a strong link between preset performance objectives and enhanced shareholder value by providing targets that exceed industry averages. The performance objectives of the plan for fiscal 1994 were revenue growth and profitability. Performance targets are set above industry norms, requiring above average performance against the industry for significant awards under this program. The incentive funding formula provides an opportunity for up to 100% of base salary plus a share of profits as set in advance by the Committee if the maximum performance targets are exceeded. The maximum award allowable under the plan cannot exceed $3,000,000 for the Chief Executive Officer and $1,500,000 for any other participant in any plan year. The Committee may reduce an individual's bonus otherwise payable under this plan at its sole discretion. During fiscal 1994, results did not exceed the maximum targets and, therefore, no additional share of profits was awarded. Mr. Qureshey earned an award of $225,000 in fiscal 1994 based upon achievement of predetermined performance goals, specifically revenue growth and pre-tax profit weighted equally. The awards were granted by the Committee in August 1994.

   Stock Option Grants. The Committee periodically grants options under the stockholder-approved option plans with an exercise price equal to the fair market value on the date of grant. The grants are nonqualified stock options with a ten year term which vest over four years in equal installments. The awards are intended to retain and motivate key executives and to provide a direct link with the interests of the stockholders of the Company. The Committee, in making its determination as to award levels, takes into consideration: (1) information provided by its consultant on competitive practices, (2) prior award levels, (3) total awards received to date by individual executives, (4) the total stock award to be made and the executive's percentage participation in that award, (5) the executive's direct ownership of the Company's shares, (6) the number of options vested and nonvested, and (7) the options outstanding as a percentage of total shares outstanding. The grants for the executives were made by the Committee in July 1993 and June 1994 at the fair market value on the date of grant of $15.75 and $16.88, respectively. The Chief Executive Officer was awarded grants totaling 125,000 shares, representing 9.22% of the total options granted to employees during the fiscal year. In addition, pursuant to the provisions of the June 1, 1994 split grant, he will be granted an additional 25,000 shares on November 1, 1994 with an exercise price equal to the fair market value of the Company's Common Stock at that date.

   Compliance with Internal Revenue Code Section 162(m).   Internal Revenue Code
Section 162(m), enacted in 1993, precludes a public corporation from taking a deduction in 1994 or subsequent years for compensation in excess of $1 million for its chief executive officer or any of its four other highest-paid executive officers. Certain performance-based compensation that has been approved by stockholders, however, is specifically exempt from the deduction limit. The Company currently intends to structure the performance-based portion of the compensation of its executive officers (which currently consists of stock option grants, the Employee Quarterly Bonus Plan and the Annual Management Incentive
Plan) in a manner that it believes will comply with the new statute. Pursuant thereto, the Company is requesting that stockholders approve the Performance Based Annual Management Incentive Plan at the Annual Meeting (see Proposal 4). Further, interpretations of and changes in the tax laws and other factors beyond the Committee's control may affect the deductibility of compensation. In addition, the Committee reserves the right to award compensation to the Company's officers that is not considered performance based under Section 162(m) when the Committee determines that such compensation is appropriate.

   Change in Control Arrangements. In addition, the Committee reviews and administers policies and programs with respect to employment agreements and change in control arrangements with executives. The Committee believes that change in control arrangements with executives serve the important purpose of assuring continuing loyalty and concentration despite the anticipated distractions inherent in change of control transactions.




                              Compensation Committee:



                              Delbert W. Yocam, Chairman
                              Richard J. Goeglein
                              Jack W. Peltason




STOCK PERFORMANCE GRAPH

     The following stock performance graph shows the cumulative total return (assuming dividend reinvestment) on $100 invested June 30, 1989, in shares of the Company's Common Stock, the S&P 500 Index selected by Standard & Poors, and the S&P Computer Systems Index.


                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN


PERFORMANCE GRAPH MEASUREMENT POINTS

                                                              S&P 500 COMPUTER
MEASUREMENT DATE    AST RESEARCH, INC.     S&P 500 INDEX         SYSTEMS INDEX
- - -----------------   -----------------    -----------------   -----------------
June 30, 1989           $100                  $100                   $100
June 29, 1990            273                   113                    100
June 28, 1991            463                   117                     84
June 26, 1992            294                   127                     80
July 2, 1993             343                   140                     52
July 1, 1994             326                   140                     55




                                   PROPOSAL 2

                  AMENDMENT OF CERTIFICATE OF INCORPORATION TO
                        INCREASE AUTHORIZED COMMON STOCK



     The Board of Directors has directed that there be submitted to the stockholders of the Company at the meeting a proposed amendment to Article 4 of the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock of the Company from 70,000,000 shares to 200,000,000 shares. Such amendment was declared advisable and unanimously approved by the
Company's Board of Directors on August 1, 1994.    No increase in the number of
authorized shares of Preferred Stock of the Company, currently 1,000,000 shares, is anticipated. As more fully set forth below, the proposed amendment is intended to improve the Company's flexibility in meeting its future needs for unreserved Common Stock. However, in addition to general corporate purposes, the proposed amendment can be used to make more difficult a change in control of the Company.


     As of the close of business on September 16, 1994, 32,355,000 shares of Common Stock of the Company were issued and outstanding, and 4,043,020 shares of Common Stock were committed for issuance pursuant to outstanding stock options and stock purchase warrants. In addition, an aggregate of 4,092,795 shares of Common Stock are reserved for the possible conversion of up to an aggregate of $315,000,000 principal amount of the Company's Liquid Yield Option Notes due 2013, leaving 29,509,185 shares of Common Stock unreserved. As of the close of business on September 16, 1994, no shares of Preferred Stock were issued and outstanding, but shares of the Company's Series A Junior Participating Preferred Stock are reserved for issuance pursuant to the Company's Shareholder Rights Plan described below, in an amount equal to one one-hundredth of a share of such Preferred Stock for each outstanding share of Common Stock.


     If approved, the increased number of authorized shares of Common Stock will be available for issue from time to time for such purposes and consideration as the Board of Directors may approve and no further vote of stockholders of the Company will be required, except as provided under Delaware law or under the rules of any national securities exchange on which shares of Common Stock of the Company are at the time listed. The availability of additional shares for issue, without the delay and expense of obtaining the approval of stockholders at a special meeting, will afford the Company greater flexibility in acting upon proposed transactions in which shares of Common Stock may be issued. The increase in the authorized Common Stock may facilitate certain anti-takeover devices that may be advantageous to management if management attempts to prevent or delay a change of control, but employing such devices may adversely impact stockholders who desire a change in management or who desire to participate in a tender offer or other sale transaction involving the Company. By use of anti-takeover devices, management may thwart a merger or tender offer even though stockholders might be offered a substantial premium over the then current market price of the Common Stock.

     The Company's reserve of authorized but unissued shares of Common Stock has been depleted in recent years as a result of the exercise of stock options granted under employee plans, the 100% stock dividend paid in February 1991 and the reservation for conversion or acquisition of the Company's Liquid Yield Option Notes due 2013. In addition, in connection with the Company's acquisition in June 1993 of Tandy Corporation's PC manufacturing business, the Company issued a three-year $96.7 million promissory note to Tandy Corporation, of which up to 50% of the initial principal amount may be converted, at the Company's option, into shares of Common Stock based upon the stock's fair market value at the note's maturity. The Tandy acquisition also increased significantly the number of employees eligible to participate in the Company's equity incentive plans.

     The additional shares of Common Stock for which authorization is sought would be identical to the shares of Common Stock of the Company now authorized. Holders of Common Stock do not have preemptive rights to subscribe to additional securities which may be issued by the Company, which means that current stockholders do not have a prior right to purchase any new issue of capital stock of the Company in order to maintain their proportionate ownership thereof.

     The additional authorized shares of Common Stock will restore the Company's flexibility to issue Common Stock to a level that the Board of Directors believes advisable. The Company currently has no plans to issue any additional shares of Common Stock or Preferred Stock other than the shares that previously have been reserved for issuance as described above. However, the additional shares of Common Stock for which authorization is sought would be available for issuance by the Company by action of the Board of Directors and could be used for such purposes as stock dividends, stock splits, acquisitions, offerings of stock or additional compensation plans.

     In addition to such corporate purposes, under certain circumstances the Board of Directors could create impediments to, or frustrate persons seeking to effect, a takeover or transfer of control of the Company, by causing such additional authorized shares to be issued to a holder or holders who might side with the Board in opposing a takeover bid that the Board of Directors determines is not in the best interests of the Company and its stockholders. In this connection, the Board could issue shares of Common Stock to a holder that would thereby have sufficient voting power to assure that certain types of proposals, including any proposal to remove directors, to accomplish certain business combinations opposed by the Board, or to alter, amend or repeal provisions in the Company's Certificate of Incorporation or Bylaws relating to any such action, would not receive the requisite stockholder vote. Furthermore, the existence of such shares might have the effect of discouraging any attempt by a person or entity, through the acquisition of a substantial number of shares of Common Stock, to acquire control of the Company, since the issuance of such shares could dilute the Common Stock ownership of such person or entity. As set forth above, such devices may adversely impact stockholders who desire a change in management or to participate in a tender offer or other sale transaction involving a change in control of the Company. While it may be deemed to have potential anti-takeover effects, the proposed amendment to increase the authorized Common Stock is not prompted by any specific effort or takeover threat currently perceived by management. Moreover, management does not currently intend to propose additional anti-takeover measures in the foreseeable future.

     In 1989, the Board of Directors established a Shareholder Rights Plan ("Rights Plan") and issued under the Rights Plan, as a dividend to the holders of Common Stock, rights to purchase Series A Junior Participating Preferred Stock. The Rights Plan, as amended by the Board in 1991 and amended and restated in 1994, is designed to protect stockholders against the adverse consequences of partial takeovers and other abusive takeover tactics which the Board of Directors believes are not in the best interests of the Company's stockholders. Until certain contingencies set forth in the Rights Plan occur, each issued and outstanding share of Common Stock carries such a right and the right is not separable from the Common Stock. Certain circumstances described in the Rights Plan (including an attempt to acquire the Company without the approval of the Board of Directors) may result in such rights becoming rights to purchase Common Stock of the Company or of an acquiring entity at one-half of its market price, thus possibly deterring any such transaction and thus possibly having an adverse impact on stockholders in the ways described above.

     The Rights Plan is more fully described in the letter dated August 15, 1989 from Mr. Safi U. Qureshey, Chairman and Chief Executive Officer of the Company, to the Company's stockholders, and is embodied in the amended and restated Rights Agreement between the Company and American Stock Transfer & Trust Company (which has succeeded Bank of America, NT & SA as Rights Agent). A copy of the original Rights Agreement was filed with the Securities and Exchange Commission as an exhibit to the Company's Registration Statement on Form 8-A with respect to the rights covered by the Rights Plan, and the amended and restated Rights Agreement was filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended January 1, 1994. The foregoing brief description of the Rights Plan is qualified in its entirety by reference to the text of the Rights Agreement, as amended.

     In the event the rights become exercisable for Common Stock of the Company, the Company might have to issue a substantial number of new shares of Common Stock. Although under the Rights Plan the Company is not now obligated to reserve shares of Common Stock for issuance thereunder, a failure to have sufficient shares available could result in a delay or failure of implementation of all aspects of the Rights Plan. An increase in the authorized number of shares of Common Stock could therefore make a change in control of the Company more difficult by facilitating the complete operation of the Rights Plan.

     Other potential anti-takeover measures were placed into effect when the Company reincorporated in Delaware in 1987. In the reincorporation, the Company became subject to the laws of Delaware, which generally may be considered more favorable to management retention of control than are the corporate laws of California. In conjunction with the reincorporation, proportional representation through cumulative voting by stockholders in the election of directors was eliminated in favor of straight voting by stockholders in which a majority of a quorum of the shares voting elect the full Board. Under Delaware statutes, a change in control may be delayed unless holders of a substantial percentage of the outstanding voting securities approve a change of control transaction. Although the Delaware statutes may protect stockholders against partial takeovers and abusive takeover tactics, the effects of the statutes may negatively impact stockholders desiring a change of control in the ways set forth above. The reincorporation and related transactions were unanimously approved by the Board of Directors and thereafter approved by the stockholders at the Annual Meeting of Stockholders held on May 19, 1987.

     In addition, the Company amended its Certificate of Incorporation in 1991 to establish that its Board of Directors consist of not less than three nor more than seven members, which may be deemed to be an anti-takeover measure. See "Proposal 3 - Amendment of Certificate of Incorporation to Increase Size of Board of Directors." In July 1991, the Board also adopted certain amendments to the Bylaws, for which stockholder approval was not required. Such amendments
(a) conformed the Bylaw provision fixing the size of the Board to the provision added by the aforesaid amendment to the Certificate of Incorporation,
(b) limited the right to call special stockholder meetings to holders of shares entitled to cast not less than a majority, as opposed to not less than 10%, of the votes at such meetings, and (c) required that any stockholder action by written consent be unanimous. Such previous amendments to the Company's Certificate of Incorporation and Bylaws may be deemed to be anti-takeover measures and, as such, would have the advantages and disadvantages to stockholders set forth above.

     On August 1, 1994, the Board of Directors adopted additional amendments to both the Company's Bylaws and, subject to stockholder approval, Certificate of Incorporation to increase the size of the Board from its then present range of three to seven members to a range of five to nine members. See "Proposal 3 - Amendment of Certificate of Incorporation to Increase Size of Board of Directors."

VOTE REQUIRED; BOARD OF DIRECTORS' RECOMMENDATION

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is required to authorize the proposed increase in the authorized number of shares of Common Stock. Abstentions and broker non-votes will be treated as shares outstanding and entitled to vote. If the amendment is authorized, the text of paragraph (a) of
Article 4 of the Company's Certificate of Incorporation will be as follows:

          "ARTICLE 4 - AUTHORIZED CAPITAL. (a) The total number of shares of capital stock which the Company has the authority to issue is 201,000,000 consisting of 200,000,000 shares of Common Stock, $0.01 par value per share (the 'Common Stock'), and 1,000,000 shares of Preferred Stock, $0.01 par value per share (the 'Preferred Stock')."

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK. Proxies solicited by management will be voted FOR the proposal unless a vote against the proposal or abstention is specifically indicated.




                                   PROPOSAL 3

                  AMENDMENT OF CERTIFICATE OF INCORPORATION TO
                       INCREASE SIZE OF BOARD OF DIRECTORS



     The Board of Directors has directed that there be submitted to the stockholders of the Company a proposed amendment to Article 5 of the Company's Certificate of Incorporation, which would increase the size of the Board of Directors and establish that the Company's Board of Directors consist of not less than five nor more than nine members. Under the proposed amendment, the exact number of directors would initially be fixed at seven and, thereafter, may be fixed from time to time within such limits by resolution of the Company's Board of Directors. As presently in effect, the Company's Certificate of Incorporation, the amendment of which requires stockholder approval, specifies that the Board of Directors consist of not less than three nor more than seven members, and there currently are seven members serving on the Company's Board of Directors.

     In July 1994, Messrs. James T. Schraith and Bruce C. Edwards were promoted to the offices of President and Executive Vice President, respectively, and each was then elected to the Board of Directors, which resulted in the expansion of Board membership from five to seven members and eliminated potential vacancies on the Board. "See Proposal 1 - Election of Directors." The proposed amendment to the Certificate of Incorporation to expand the size of the Board to a range of five to nine members was unanimously approved on August 1, 1994 by the Company's Board of Directors, which deemed it to be advisable and in the best interests of the Company and all its stockholders. Concurrent with its approval of the proposed amendment of the Certificate of Incorporation, the Board approved a conforming amendment of the Bylaws to increase the maximum number of directors from seven to nine. In the opinion of management, the proposed amendment of the Certificate of Incorporation will benefit the stockholders because, if approved, the Company will have the flexibility to expand its current Board membership and, if desired, retain the services of additional wellqualified persons to serve on the Company's Board. However, establishing a maximum number of directors in the Company's Certificate of Incorporation may be deemed to be an anti-takeover measure.

     The Company previously amended its Certificate of Incorporation in 1991 to establish that its Board of Directors consist of not less than three nor more than seven members. Such prior amendment of the Certificate of Incorporation was unanimously approved by the Company's Board of Directors on July 25, 1991, and approved by the stockholders at the Annual Meeting of Stockholders held October 30, 1991. Prior to 1991, only the Company's Bylaws, amendment of which does not require stockholder approval, contained a provision establishing the maximum number of directors. By amending the Certificate of Incorporation so that it, too, contains a provision identical to the Bylaws with respect the size of the Board, a potential acquiror of the Company could be deterred from or delayed in gaining control of the Board, which may afford the Company greater flexibility if management attempts to prevent or delay a change of control. Otherwise, such an acquiror could potentially create and/or fill several vacancies on the Board and, while leaving the existing directors in place, gain control of the Board. However, by requiring stockholder approval of such an increase in the maximum number of directors, such an acquiror could be deterred or delayed, and such provision may, therefore, be deemed to be an anti-takeover measure. See "Proposal 2 - Amendment of Certificate of Incorporation to Increase Authorized Common Stock" for a discussion of other measures implemented by the Company that may be deemed to be anti-takeover devices and the potential advantages and disadvantages of anti-takeover devices to the Company's stockholders.

VOTE REQUIRED; BOARD OF DIRECTORS' RECOMMENDATION

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is required to authorize the proposed amendment of the Company's Certificate of Incorporation. Abstentions and broker non-votes will be treated as shares outstanding and entitled to vote. If the amendment is authorized, the text of paragraph (a) of
Article 5 of the Company's Certificate of Incorporation will be as follows:

          "ARTICLE 5 - ELECTION OF DIRECTORS. (a) The Board of Directors shall consist of not less than five nor more than nine members. The exact number of authorized directors shall initially be seven and, thereafter, shall be fixed from time to time, within the foregoing limits, by resolution of the Board of Directors."

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO PROVIDE THAT THE BOARD CONSIST OF NOT LESS THAN FIVE NOR MORE THAN NINE MEMBERS. Proxies solicited by management will be voted FOR the proposal unless a vote against the proposal or abstention is specifically indicated.




                                   PROPOSAL 4

                       APPROVAL OF THE AST RESEARCH, INC.
               PERFORMANCE BASED ANNUAL MANAGEMENT INCENTIVE PLAN


     The Board of Directors of the Company adopted on August 1, 1994, the AST Research, Inc. Performance Based Annual Management Incentive Plan ("Performance Based Plan"). This plan is substantially the same as the Management Incentive Plan that the Company has been using. The Performance Based Plan is intended to preserve the Company's tax deduction for payments thereunder for fiscal 1995 and thereafter by meeting the requirements for performance based compensation under
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The material terms of the Performance Based Plan are discussed below.

PURPOSE

     The purpose of the Performance Based Plan is to promote the interests of the Company by attracting, motivating, rewarding and retaining officers and key employees who substantially contribute to the success of the Company. Under the Performance Based Plan, participants may receive cash bonuses based upon the achievement of objective revenue and/or profitability criteria of the Company or of a specific business unit.

ELIGIBILITY

     Participation in the Performance Based Plan is limited to Company officers and key employees who contribute substantially to the success of the Company.

GENERAL DESCRIPTION OF PERFORMANCE GOALS

     The performance criteria are revenue growth and profitability. Specific annual targets will be established in advance, in writing, by the Compensation Committee.

PAYOUT CRITERIA AND MAXIMUM BONUS

     Annual bonus payments are made in cash. The bonus is based upon a two tier formula consisting of a base formula and a top hat formula. The base formula refers to the primary incentive which has both a specified stated minimum level of performance before any incentive is paid and a stated maximum level of performance at which the maximum incentive opportunity is earned. The maximum opportunity under the base formula is 100% of base salary. The top hat formula refers to that portion of an award earned by a participant based upon performance achievement above the maximum of the base formula. This formula is set as a percentage of Company profits in excess of the maximum level set for the base plan and such percentage is set in advance by the Compensation Committee each year. The maximum award allowable under the Performance Based Plan cannot exceed $3,000,000 for the Chief Executive Officer and $1,500,000 for any other participant in any plan year. Benefits payable for fiscal 1995, if any, are not determinable, and benefits payable for fiscal 1994 under the Company's existing Management Incentive Plan are included as bonus amounts in the Summary Compensation Table above. The Committee may reduce an individual's bonus otherwise payable under this plan at its sole discretion.

PLAN ADMINISTRATION

     The Performance Based Plan shall be administered by the Compensation Committee of the Board of Directors, comprised solely of two or more outside directors.

AMENDMENT

     The Performance Based Plan provides that it may be amended by the Company's Board of Directors; provided, however, that the Board may condition amendment on approval of stockholders if necessary or desirable.



DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

     The Revenue Reconciliation Act of 1993 (the "1993 Tax Act") added Section 162(m) to the Code. Section 162(m) generally limits the corporate income tax deduction to $1,000,000 in any tax year for compensation paid to each of the then Chief Executive Officer and the four highest paid other executive officers. This rule generally applies to all deductible compensation including the deduction arising from the payment of annual bonuses. Certain types of compensation are exempted from this deduction limitation, including payments:
(a) subject to the attainment of preestablished objective performance goals, (b) established and administered by outside directors and (c) approved by the shareholders. The Company believes payments made under the Performance Based Plan will qualify for exemption from the operation of Section 162(m), and, therefore, will qualify for deduction by the Company.

VOTE REQUIRED; BOARD OF DIRECTORS' RECOMMENDATION

     The affirmative vote of the holders of a majority of the outstanding Common Stock of the Company present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter shall be required to approve this proposal. Broker non-votes will not be treated as shares present or represented and entitled to vote. The Board of Directors believes that the approval of the Performance Based Plan is in the best interests of the Company because it will enhance the ability of the Company to attract, motivate and retain key executives, while maintaining the Company's ability to fully deduct its performance based compensation under Section 162(m) of the Code. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE AST RESEARCH, INC. PERFORMANCE BASED ANNUAL MANAGEMENT INCENTIVE PLAN. Proxies solicited by management will be voted FOR the proposal unless a vote against the proposal or abstention is specifically indicated.


                                   PROPOSAL 5

                  APPROVAL OF ADDITIONAL SHARES TO BE AVAILABLE
          UNDER THE AST RESEARCH, INC. 1989 LONG-TERM INCENTIVE PROGRAM

     At the Annual Meeting, the stockholders of the Company will be asked to approve an amendment to the AST Research, Inc. 1989 Long-Term Incentive Program (the "Program"). The proposed amendment, which is described below, will increase the maximum number of shares of Common Stock available for awards granted under the Program.

     Currently, a maximum of 5,893,993 shares of Common Stock (as adjusted to reflect the automatic "evergreen" increase effective July 2, 1994) are authorized for issuance under the Program.

     The proposed amendment, which was adopted by the Board of Directors on August 1, 1994, subject to stockholder approval at the Annual Meeting, will increase the maximum number of shares of Common Stock available for awards under the Program by 2,000,000 shares, in addition to the annual evergreen increase that is equal to 2% of the total number of shares of Common Stock issued and outstanding as of the last day of each fiscal year. The proposed amendment further provides that, notwithstanding the provision for annual increases in the number of shares available under the Program, the maximum number of shares which may be issued pursuant to incentive stock options granted under the Program may not exceed 6,000,000. No change is made to the existing provision of the Program that shares relating to any award which expires or lapses without being exercised, and shares of restricted stock which are forfeited to or repurchased by the Company, will again be available for use under the Program.

     The Company is requesting the increase in shares authorized for issuance under the Program in order to enable the Company to continue to attract, motivate and retain key employees. Due to the acquisition of Tandy Corporation's personal computer operations in June 1993 and overall revenue growth, the number of employees eligible to participate under the Program has increased substantially. The authorization of additional options which may be granted under the Program will continue to enable the Company to attract, motivate and retain its key employees.

     The principal features of the Program are summarized below, but the summary is qualified in its entirety by reference to the Program itself. Copies of the Program and of the proposed amendment will be available at the Annual Meeting and can be obtained by writing to the Corporate Secretary, AST Research, Inc., 16215 Alton Parkway, Irvine, California 92718.

PURPOSE OF THE PROGRAM

     The purpose of the Program is to advance the interests of the Company by encouraging and providing for the acquisition of an equity interest in the Company by key employees, by providing additional incentives and motivation toward superior performance, and by enabling the Company to attract and retain the services of key employees. In order to provide maximum flexibility, the Program consists of separate plans. The Program provides for three types of stock options: "Incentive Stock Options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), "Nonqualified Stock Options" and "Discounted Stock Options" (collectively, "Options" or "Stock Options"). Participants may also receive "Stock Appreciation Rights" ("SARs") coupled to Incentive or Nonqualified Stock Options. The Program also provides for the issuance of shares of "Restricted Stock" which are subject to forfeiture on certain events and for the grant of "Performance Units" which are payable in cash if the Company meets certain preset goals. Neither benefits payable nor awards made in fiscal 1995 are determinable and awards made in fiscal 1994 are included in the Option Grants Table set forth above.

PARTICIPATION IN THE PROGRAM

     Participants under the Program may be selected from among all regular employees (including any director who is also an officer or key employee) of the Company or any parent or any subsidiary corporation. At July 2, 1994, approximately nine executive officers and directors (who are also employees) of the Company and its subsidiaries were eligible to participate under the Program and approximately 6,000 other employees of the Company and its subsidiaries were eligible to participate. The Program provides that no one person may receive more than 200,000 Options or restricted shares in any calendar year.

     The Program is administered by, and participants are selected by, a committee (the "Committee") appointed by the Board to serve as the Compensation Committee of the Board. The Program requires that the Committee be constituted so as to comply with Rule 16(b)-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The current members of the Compensation Committee are Company directors Richard J. Goeglein, Jack W. Peltason, and Delbert W. Yocam.

STOCK OPTIONS

     Options may be exercised at such times and be subject to such restrictions and conditions as the Committee approves, which need not be the same for all optionees. Each Option which is intended to qualify as an Incentive Stock Option shall comply with the applicable provisions of the Code. The exercise prices of options are fixed by the Committee, but no Option shall have an exercise price that is less than the fair market value of the Common Stock on the date the Option is granted, except Discounted Stock Options.

     If the employment of an optionee is terminated by reason of death, disability or retirement, any outstanding Options then exercisable may be exercised at any time prior to the expiration date of the Options or within 12 months after such date of termination of employment, whichever is shorter, except in the case of retirement, when a three-year period shall be substituted for the 12-month period.

     If the employment of an optionee is terminated for any reason other than death, disability, retirement or termination for cause, any outstanding Options then exercisable may be exercised at any time prior to the expiration date of the Options or within three months after such date of termination of employment, whichever is shorter. Upon a termination for cause, rights under all Options shall terminate immediately. All Options granted to an optionee under the Program shall be exercisable during his or her lifetime only by such optionee.

     Discounted Stock Options may be granted only in lieu of part or all of any cash or other taxable payments under the Program or any other management incentive plan of the Company, with the aggregate discount of the Discounted Stock Options (calculated on the difference between the fair market value on the date of grant and the Discounted Stock Option exercise price) equal to not more than the amount of such cash or other taxable payment. The exercise price of a Discounted Stock Option shall be determined by the Committee, but in no event shall the price be less than the greater of $.50 or 25% of the fair market value of the stock covered by the Discounted Stock Option on the date of grant.

STOCK APPRECIATION RIGHTS

     The Committee may grant SARs to those participants who, upon the exercise of an Option and the sale at a profit of the stock acquired pursuant to such exercise, would be subject to suit under the "short-swing" profit rules of
Section 16(b) of the Exchange Act. An SAR may be granted only in connection with Options previously or simultaneously granted, and the term of an SAR granted under the Program shall not exceed the term of any related Option.

     SARs may be exercised for all or part of the shares of Common Stock subject to the related Option upon the surrender of the right to exercise an equivalent number of shares of Common Stock. Upon exercise of an SAR, the participant shall be entitled to receive payment of an amount equal to the difference between the fair market value of a share of Common Stock at the date of exercise over the related Option exercise price, times the number of shares with respect to which the SAR is exercised. At the time of grant of an SAR, the Committee may establish a maximum amount per share which will be payable upon exercise of an SAR.

RESTRICTED STOCK

     The Committee may grant shares of Restricted Stock to participants for such consideration as it may determine, subject to forfeiture for a period of time (the "Period of Restriction"). The shares of Restricted Stock may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated during the Period of Restriction.

     In the event that a participant terminates employment due to death, disability or retirement, the Period of Restriction shall immediately lapse, and the shares of Restricted Stock shall be free of restrictions and freely transferable; provided, however, that in the event of termination due to retirement, the Committee may impose additional restrictions on shares on which the Period of Restriction had not lapsed on the date of termination. In the event that a participant's employment with the Company terminates for other reasons during the Period of Restriction, any shares of Restricted Stock still subject to restrictions at the date of such termination shall be immediately forfeited and returned to the Company. In the event of an involuntary termination of the employment of a participant by the Company other than a termination for cause, the Committee in its sole discretion may waive any automatic forfeiture of any or all of such shares.

     Participants holding shares of Restricted Stock will be entitled to vote or to receive all dividends and other distributions paid with respect to those shares.

PERFORMANCE UNITS

     Performance Units may be granted to participants at any time as determined by the Committee. Each Performance Unit shall have an arbitrary value to be determined by the Committee at the time of grant. The Committee shall establish performance goals which, depending on the extent to which they are met, will determine the ultimate value of the Performance Unit to the participant. The time period during which the performance goals must be met is called a "Performance Period," and also is determined by the Committee. After a Performance Period has ended, the holder of a Performance Unit will be entitled to receive the value thereof. Payment will be made in cash, stock, Discounted Stock Options or a combination thereof, as determined by the Committee. Payment may be made in a lump sum or installments as prescribed by the Committee.

     In the event a participant terminates employment with the Company due to death, disability or retirement, the holder of a Performance Unit shall receive a pro rata payment based on the number of full months of service completed during the Performance Period and on the achievement of performance goals during the entire Performance Period. Payment shall be made at the time payments are made to participants who did not terminate service during the Performance Period. In the event that a participant terminates employment with the Company for any reason other than death, disability or retirement, all Performance Units shall be forfeited automatically; provided, however, that in the event of an involuntary termination of employment of the participant by the Company other than a termination for cause, the Committee in its sole discretion may waive the automatic forfeiture provisions and make payment on a pro rata basis.

CERTAIN ADJUSTMENTS ON CHANGE IN CAPITALIZATION OR CONTROL

     In the event of any change in the outstanding shares of Common Stock by reason of a stock dividend or split, recapitalization, merger, consolidation, combination, exchange of shares or other similar corporate change, the aggregate number of shares issuable under the Program and the aggregate number of shares of stock subject to each outstanding Option, and its stated Option price, shall be adjusted appropriately by the Committee. If the Company is not the surviving corporation in a merger, the Program, and all Options then outstanding under the Program which are not exercised prior to such transaction, shall terminate, and all Periods of Restriction of Restricted Stock shall lapse.

     Upon, or immediately prior to, a change in control of the Company, in the Committee's discretion, the Period of Restriction on any Restricted Stock shall end and all unexpired Options held by participants shall immediately vest and become exercisable (except as otherwise required for Options intended to qualify as Incentive Stock Options). For purposes of the Program, a "change in control" shall occur if (i) there shall be (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the stock immediately prior to the merger have the same proportionate ownership of stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or
(ii) the stockholders of the Company approve any program or proposal for the liquidation or dissolution of the Company, or (iii) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company or any "person" who on the date of adoption of the Program was a director or officer of the Company, is or becomes the "beneficial owner" (as defined in Rule 13(d)-3 under the Exchange Act), of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities.


TERMINATION AND AMENDMENT OF PROGRAM

     The Program expires on January 18, 1999, and may at any time be amended or terminated by the Board. However, no such amendment or termination can be made which would substantially affect or impair the rights of any person under any award previously granted, without his or her consent. Additionally, no such action of the Board, without approval of the stockholders, may

     (a) Increase the total number of shares of Common Stock which may be issued under the Program.

     (b)  Change the provisions of the Program regarding Stock Option prices.

     (c)  Change the class of employees entitled to participate in the Program.

     (d) Materially increase the cost of the Program or materially increase the benefits to participants.

     (e)  Extend the term of the Program.

     (f) Extend the maximum period after the date of grant during which Stock Options may be exercised.

FEDERAL INCOME TAX CONSEQUENCES

     The Company believes the following is a brief summary of the tax effects under the Code that may accrue to the Company and participants in the Program.

     Incentive Stock Options. No taxable income is recognized by an optionee or the Company under the Program upon either the grant or the exercise of an
Incentive Stock Option.   When an optionee sells or otherwise disposes of the
shares acquired upon the exercise of an Incentive Stock Option, the entire gain or loss realized will be treated as long-term capital gain if the disposition occurs more than one year after the option was exercised and more than two years after the date of grant of the option. If, however, the disposition occurs before either the one-year or two-year periods have elapsed (a "disqualifying disposition"), any gain realized will be taxed as ordinary income in an amount equal to the difference between the option price and either the fair market value of the shares at the time of exercise or the sales price, whichever is less, and the balance, if any, will be treated as a capital loss. Special rules apply in specific circumstances, such as the use of already-owned stock to exercise an Incentive Stock Option. The Company will be entitled to a deduction for federal income tax purposes only to the extent that an optionee recognizes ordinary income upon a disqualifying disposition of shares. The difference between the option price and the fair market value of the shares at the time of exercise of an Incentive Stock Option will be an item of tax preference to an optionee for the purposes of computing the alternative minimum tax under Section 55 of the Code.

     Nonqualified Stock Options. No taxable income is recognized by an optionee upon the grant of a Nonqualified Stock Option. Upon exercise, however, the optionee will recognize ordinary income in the amount by which the fair market value of the shares purchased, on the date of exercise, exceeds the exercise price paid for such shares. The income recognized by the optionee will be subject to income tax withholding by the Company out of the optionee's current compensation. If such compensation is insufficient to pay the taxes due, the optionee will be required to make a direct payment to the Company for the balance of the tax withholding obligation. The Company will be entitled to a tax deduction equal to the amount of ordinary income recognized by the optionee, provided the applicable withholding requirements are satisfied.

     Discounted Stock Options. The Company believes that upon the acquisition of Discounted Stock Options pursuant to the exercise of Stock Appreciation Rights and/or Performance Units, no taxable income will be recognized by the optionee and no deduction will be available to the Company. The tax consequences upon exercise of the Discounted Stock Options will be the same as the tax consequences of the exercise of a Nonqualified Stock Option as described above.

     Stock Appreciation Rights. No taxable income is recognized by an optionee upon the grant of a Stock Appreciation Right. Upon exercise for cash or Common Stock, the optionee will recognize ordinary income in the amount of the cash received or the fair market value of the Common Stock received. The income recognized by the optionee will be subject to income tax withholding by the Company. The Company will be entitled to a tax deduction equal to the amount of ordinary income recognized by the optionee, provided the applicable withholding requirements are satisfied.

     If upon exercise an optionee receives Discounted Stock Options, the Company believes that the optionee will not recognize taxable income. In such case, the tax consequences on the receipt and subsequent exercise of the Discounted Stock Options will be the same as the tax consequences upon receipt and exercise of a Nonqualified Stock Option as described above.

     Restricted Stock. The receipt of Restricted Stock will not result in a taxable event until the applicable Period(s) of Restriction lapse, unless the participant makes an election under Section 83(b) of the Code to be taxed as of the date of grant. If a Section 83(b) election is made, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of such shares on the date of grant over the amount, if any, paid for such shares. Even if the amount paid and the fair market value of the shares are the same (in which case there would be no ordinary income), a Section 83(b) election must be made to avoid deferral of the date ordinary income is recognized. If no
Section 83(b) election is made, a taxable event will occur on each date the participant's ownership rights vest (i.e., when the Period(s) of Restriction lapse) as to the number of shares that vest on that date, and the holding period for long-term capital gain purposes will not commence until the date the shares vest. The participant will recognize ordinary income on each date shares vest in an amount equal to the excess of the fair market value of such shares on that date over the amount paid for such shares.

     Tax Withholding. To the extent permissible under applicable tax, securities and other laws, the Committee may permit a participant to satisfy an obligation to pay any tax to any governmental entity in respect of any Option, SAR or Restricted Stock, up to an amount determined on the basis of the highest marginal tax rate applicable to such participant, in whole or in part, by (i) directing the Company to apply shares of stock to which the participant is entitled as a result of the exercise of an Option or SAR or as a result of a lapse of a Period of Restriction or (ii) delivering to the Company shares of Common Stock owned by the participant.

ACCOUNTING CONSEQUENCES OF STOCK APPRECIATION RIGHTS

     The Company will record as compensation expense the amount, if any, by which the market value of the Common Stock exceeds the initial value of any outstanding SAR. Compensation expense, net of the related tax benefit, will be recorded ratably over the vesting period and will be adjusted for subsequent changes in the market value of the Common Stock until the SAR is exercised. Any tax benefit realized by the Company from the above charges will be reflected in earnings for the same period. If an SAR is forfeited or expires, any amount previously recorded will be reversed.

VOTE REQUIRED; BOARD OF DIRECTORS' RECOMMENDATION

     The affirmative vote of the holders of a majority of the outstanding Common Stock of the Company present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter shall be required to approve this proposal. Broker non-votes will not be treated as shares present or represented and entitled to vote. The Board of Directors believes that the amendment to the Program is in the best interests of the Company because it will further the purposes of the Program by enhancing the ability of the Company to attract, motivate and retain key employees of the Company. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE AMENDMENT FOR ADDITIONAL SHARES TO BE AVAILABLE UNDER THE 1989 LONG-TERM INCENTIVE PROGRAM. Proxies solicited by management will be voted FOR the proposal unless a vote against the proposal or abstention is specifically indicated.




                                   PROPOSAL 6

                          APPROVAL OF THE AST RESEARCH, INC.
        1994 ONE-TIME GRANT STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS


     The Board of Directors of the Company adopted, on January 28, 1994, the AST Research, Inc. 1994 One-Time Grant Stock Option Plan for Non-Employee Directors (the "Plan") and directed that it be submitted to the stockholders for approval at the Annual Meeting. The primary purpose of Plan is to provide incentive to those persons who are non-employee directors ("Participants") of AST Research, Inc. on July 1, 1994 (the "grant date"), to encourage such Participants to acquire a proprietary interest in the Company and to continue their association with the Company.

     The Plan provides that each member of the Company's Board of Directors on July 1, 1994 who is not an employee of the Company be granted an option covering 50,000 shares of Common Stock. Accordingly, the Participants named below received, subject to stockholder approval, the following respective number of Options to purchase Common Stock at an exercise price of $14.25 per share, which was the closing market price of the Common Stock on July 1, 1994.


                                NEW PLAN BENEFITS


                                                                    1994 ONE-TIME STOCK OPTION
                                                         GRANT PLAN FOR NON-EMPLOYEE DIRECTORS

                                                           IN-THE-MONEY                      NO. OF
NAME AND POSITION (a)                                      DOLLAR VALUE ($) (b)              OPTIONS

Richard J Goeglein, Director and Nominee                                  0                     50,000
Jack W. Peltason, Director and Nominee                                    0                     50,000
Carmelo J. Santoro, Director and Nominee                                  0                     50,000
Delbert W. Yocam, Director and Nominee                                    0                     50,000
All current directors who are not
   executive officers as a group                                          0                    200,000

(a) Only the Company's non-employee directors are eligible to participate in the Plan. Accordingly, information with respect to each of Messrs. Qureshey, Schraith, Edwards, Forquer and Ottaviano, as well as with respect to all current executive officers as a group and all employees, including all current officers who are not executive officers, as a group, is omitted from the foregoing new plan benefits table.

(b) Subject to stockholder approval, the options were granted at an exercise price of $14.25 per share of Common Stock, the closing sale price of the Company's Common Stock as reported by NASDAQ on July 1, 1994. The in-the-money dollar value of the options was calculated on the basis of $13.06 per share of Common Stock, the closing sale price of the Company's Common Stock as reported by NASDAQ on September 1, 1994.


     The aggregate number of shares of Common Stock which may be issued pursuant to the Plan is 250,000. The number of shares available for issuance under the Plan is subject to adjustment, however, in the event of any increase or decrease in the number of issued shares of the Company's Common Stock resulting from a stock split, stock dividend, reorganization, recapitalization, merger, consolidation, exchange of shares or the like.

     In the event that the outstanding shares of Common Stock are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of merger, consolidation or reorganization in which the Company is the surviving corporation or of a recapitalization, stock split, combination of shares, reclassification, reincorporation, stock dividend (in excess of 2%), or other change in the capital structure of the Company, the number and kind of shares subject to the Plan and the rights under outstanding options, both as to the number of shares and the price, will be adjusted appropriately. However, if the Company at any time proposes to (i) dissolve or liquidate, or merge into, consolidate with or enter into any other reorganization (including the sale of substantially all of its assets) in which the Company is not the surviving corporation, or (ii) enter into a merger or other reorganization as a result of which the outstanding shares of Common Stock will be exchanged or changed for shares of the capital stock or other securities of another corporation or for cash or other property, then each Participant shall have the right to exercise his or her outstanding options for up to the full number of covered shares.

     Option Grants. On the grant date, subject to the approval of the Plan by the stockholders, each Participant was granted an option under the Plan covering 50,000 shares of Common Stock. All such option grants are subject to the limitation that not more than 250,000 shares be issued under the Plan and that no Participant may receive options covering more than 50,000 shares of Common Stock in any calendar year. Options shall vest and become exercisable at the rate of 12.5% per year, commencing on the first anniversary of the date of the grant. Based upon the performance of the Company's Common Stock, vesting may be accelerated, but in no event prior to July 1, 1995.


     Exercise Price. Each option granted under the Plan shall be exercisable at 100% of the fair market value on the date of grant of the option, which was $14.25 per share on July 1, 1994. The purchase price, payable in full upon the exercise of the option, may be paid (i) in cash or by check; (ii) subject to any legal restrictions and obligations regarding the purchase of shares for promissory notes or evidences of indebtedness, by delivery of the Participant's promissory note in a form satisfactory to the Company and (at the election of the Company) secured by a pledge of the shares purchased or other security; or
(iii) by the surrender of shares of the Common Stock owned by the person exercising the option and having an aggregate fair market value on the date of exercise equal to the purchase price; or in any combination of the foregoing, so long as the total thereof equals the purchase price.

     Registration Rights. Options may provide for the right of the Participant to require the Company to register the shares issuable on exercise of an option and the right to include such shares in other registrations of the Company.

     Termination of Status as Director. In the event that a Participant shall cease to be a director of the Company for any reason, including death or disability, such Participant or his heirs and personal representatives, as the case may be, shall have the right to exercise options at any time within 90 days after such termination to the extent that, at the date of such termination, the Participant's right to exercise such options had vested pursuant to the terms of the Plan and had not previously been exercised. A Participant's right to exercise the then unvested portion of his options shall terminate as of the date of termination of the Participant's status as a director.

     Nontransferability of Options. During the lifetime of a Participant, his options shall be exercisable only by him and shall not be assignable or transferable, except to a qualified domestic relations order, as defined in the Code or the Employee Retirement Income Security Act, or the rules thereunder. In the event of the Participant's death, no option shall be transferable by the Participant otherwise than by will or by the laws of descent and distribution.

     Repurchase. The Plan also provides for a resale to the Company in certain circumstances. In the event of certain specified changes in the composition of the Board of Directors of the Company or if any person or group makes a tender offer or exchange offer or enters into a merger or other acquisition agreement (collectively, the "Offer") to acquire the beneficial ownership, directly or indirectly, of securities of the Company representing 15% or more of the combined voting power of the then outstanding securities of the Company, and such person or group does not substantially concurrently offer to purchase each of the then outstanding options in connection with the Offer for a price at least equal to the Repurchase Price (as defined below), then the option holder shall have the right to require the Company to repurchase (the "Repurchase") the then outstanding options (including options which are unvested on the date set for the Repurchase) at the Repurchase Price for a period ending 180 days following the date on which (i) such person or group actually acquires any securities of the Company pursuant to such Offer or (ii) a majority of the Board of Directors of the Company shall be comprised of persons who were not elected as part of the "Company Nominated Slate" of directors. In the event of an "Offer", the Repurchase Price shall be equal to the difference between the Acquisition Price (as defined below) and the Exercise Price. The Acquisition Price equals the sum of all (i) money and (ii) the fair market value of any property actually paid or transferred for a share of the Common Stock of the Company by the person or group pursuant to such Offer. In the event of certain specified changes in the composition of the Board of Directors, the Repurchase Price shall be equal to the difference between the highest fair market value during the ten trading days prior to such event and the exercise price. The Repurchase Price shall be paid in cash or by certified or bank cashier's check.

     Amendment of the Plan. The Plan provides that it may be amended by the Company's Board of Directors; provided, however, that the Board may condition amendment on approval of stockholders if necessary or desirable.

     Administration of the Plan. The Plan shall be administered by the Board of Directors of the Company or by a committee of two or more persons appointed by the Board of Directors. The administrative function of the Board of Directors or such committee, as the case may be, shall be responsible for carrying out the terms of the Plan with respect to all Plan administration matters.

     Federal Income Tax Consequences. The Company believes the following is a brief summary of the tax effects under the Code which may accrue to Participants and to the Company.

     There are no federal income tax consequences to either the Company or the optionee upon the grant of an option under the Plan. Upon the exercise of an option, the optionee will recognize ordinary income in an amount equal to the difference between the fair market value of the shares acquired on the date of exercise and the option price for such shares. The Company is entitled to a tax deduction in an amount equal to the ordinary income recognized by an optionee as a result of the exercise of an option. The optionee's basis in the shares acquired pursuant to an option will be increased by the amount of ordinary income recognized. Any subsequent gain or loss recognized upon the sale of such shares will be treated as capital gain or loss.

     The terms of the Plan require stockholder approval of the Plan prior to its effectiveness. Such approval is being sought because the Board values the stockholders' advice and consent on such matters and also for purposes of complying with certain securities laws, regulations of the National Association of Securities Dealers, Inc., and stock exchange regulations in anticipation of future possible listing on exchanges. Stockholder approval also is being sought in order that the grant of options to directors pursuant to the Plan will be exempt from the operation of Section 16(b) and to qualify the Participants under the Plan as disinterested persons for purposes of serving on the Board of Directors or a committee of the Board administering equity participation plans. Generally, in the context of the Plan, Section 16(b) provides for forfeiture of any profit realized by any Participant from any combination of purchase and sale of Common Stock within a six-month period. Exemption from the application of
Section 16(b) is conditioned upon obtaining the approval of the Plan by the stockholders of the Company and the satisfaction by the Company and the Plan of certain other conditions. Also, stockholder approval is being sought to exempt the Plan from the deduction limitation of Section 162(m) of the Code. See "Proposal 4 - Approval of the AST Research, Inc. Performance Based Annual Incentive Plan."

VOTE REQUIRED; BOARD OF DIRECTORS' RECOMMENDATION

   The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter shall be required to approve this proposal. Broker non-votes will not be treated as shares present or represented and entitled to vote. The Board of Directors believes that the Plan is in the best interests of the Company because it will enhance the ability of the Company to motivate and retain well-qualified directors. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE 1994 ONE-TIME GRANT STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS. Proxies solicited by management will be voted FOR the Plan unless a vote against the proposal or abstention is specifically indicated.





                                   PROPOSAL 7

                              SELECTION OF AUDITORS

   The Board of Directors has appointed Ernst & Young, independent auditors, as auditors of the Company for the fiscal year ending July 1, 1995, subject to ratification by the stockholders. It is intended that, in the absence of contrary specifications, the shares represented by the proxies will be voted FOR the following resolution ratifying the appointment of Ernst & Young.

        "RESOLVED, that the stockholders of AST Research, Inc. hereby ratify and approve the appointment of Ernst & Young as the independent auditors of such Company for the fiscal year ending July 1, 1995."


   The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter shall be required to adopt the foregoing resolution. A representative of Ernst & Young is expected to be present at the Annual Meeting, will be given an opportunity to make a statement on behalf of his firm if such representative so desires, and will be available to respond to any appropriate questions of any stockholder. Ernst & Young were the Company's auditors for the fiscal year ended July 2, 1994.


   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING JULY 1, 1995.




                           ANNUAL REPORT AND FORM 10-K

   The Annual Report and Form 10-K of the Company, including financial statements for the fiscal year ended July 2, 1994, are being forwarded to each stockholder with this Proxy Statement.


                                  OTHER MATTERS

   The Board of Directors has no knowledge of any other matters which shall come before the Annual Meeting. If any other matters shall properly come before the meeting, the persons named in the proxies will have discretionary authority to vote the shares thereby represented in accordance with their best judgment.


                            SECTION 16(a) COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership with the Securities and Exchange Commission ("SEC") and the NASDAQ Stock Market. Directors, executive officers and greater than ten-percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

   Based solely on a review of the copies of such forms received by the Company and on written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the period from July 3, 1993 to July 2, 1994, all filing requirements applicable to its directors, executive officers and greater than ten-percent beneficial owners were met.


                            PROPOSALS OF STOCKHOLDERS

   Proposals of stockholders intended to be presented at the Company's next Annual Meeting of Stockholders should be received by the Secretary of the Company prior to May 31, 1995 for inclusion in the Proxy Statement for the Annual Meeting of Stockholders scheduled to be held on or about November 2, 1995.





                                             Dennis R. Leibel
                                             Secretary

Dated:  September 26, 1994



   COPIES OF THE COMPANY'S ANNUAL REPORT AND FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE PROVIDED TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, AST RESEARCH, INC., 16215 ALTON PARKWAY, IRVINE, CALIFORNIA 92718.






























                      [THIS PAGE LEFT INTENTIONALLY BLANK]



PROXY
                               AST RESEARCH, INC.

                      PROXY SOLICITED BY BOARD OF DIRECTORS

   Safi U. Qureshey, Dr. Carmelo J. Santoro, James T. Schraith, and each or all of them, with full power of substitution, are hereby appointed Proxies to vote the stock of the undersigned in AST Research, Inc. at the Annual Meeting of Stockholders on October 27, 1994, and at any adjournments, to be held at Le Meridien Hotel, 4500 MacArthur Blvd., Newport Beach, California at 9:00 a.m., Pacific Standard Time.

   Management recommends that you vote FOR the election of the seven director nominees (Proposal 1), FOR the increase in authorized Common Stock (Proposal 2), FOR the increase in the size of the Board of Directors (Proposal 3), FOR the approval of the Performance Based Annual Management Incentive Plan (Proposal 4), FOR the amendment to the 1989 Long-Term Incentive Program (Proposal 5), FOR the approval of the 1994 One-Time Grant Stock Option Plan for Non-Employee Directors (Proposal 6), and FOR the approval of Ernst & Young as the auditors for fiscal year 1995 (Proposal 7).

1. PROPOSAL 1. ELECTION OF DIRECTORS

        _____    FOR all nominees         _____     WITHHOLD
                 listed below                       AUTHORITY to
                 except as indi-                    vote for all
                 cated to the                       nominees listed
                 contrary below                     below

  Bruce C. Edwards, Richard J. Goeglein, Jack W. Peltason, Safi U. Qureshey, Carmelo J. Santoro, Ph.D., James T. Schraith and Delbert W. Yocam.

       INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.


________________________________________________________________________________


2. PROPOSAL 2 to approve the amendment to the Certificate of Incorporation to increase the authorized number of shares of Common Stock from 70,000,000 shares to 200,000,000 shares.

            _____ FOR  _____ AGAINST     _____ ABSTAIN


3. PROPOSAL 3 to approve the amendment to the Certificate of Incorporation to increase the size of the Board of Directors from a range of three to seven members to a range of five to nine members.

            _____ FOR  _____ AGAINST     _____ ABSTAIN


4. PROPOSAL 4 to approve the AST Research, Inc. Performance Based Annual Management Incentive Plan.

            _____ FOR  _____ AGAINST     _____ ABSTAIN




5. PROPOSAL 5 to approve the amendment to increase the authorized number of shares reserved for issuance under the AST Research, Inc. 1989 Long-Term Incentive Program by 2,000,000 shares.

            _____ FOR  _____ AGAINST     _____ ABSTAIN


6. PROPOSAL 6 to approve the AST Research, Inc. 1994 One-Time Grant Stock Option Plan for Non-Employee Directors.

            _____ FOR  _____ AGAINST     _____ ABSTAIN



7. PROPOSAL 7 to ratify appointment of Ernst & Young as auditors for fiscal
1995.


            _____ FOR  _____ AGAINST     _____ ABSTAIN


8. In their discretion, the Proxies are authorized to vote upon any other business as may properly come before the meeting or any adjournments thereof, including matters of which the Board of Directors did not know a reasonable time before the date of the Proxy Statement are to be presented.


   THIS PROXY WILL BE VOTED AS DIRECTED. UNLESS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE SEVEN DIRECTOR NOMINEES, FOR PROPOSAL 2, FOR PROPOSAL 3, FOR PROPOSAL 4, FOR PROPOSAL 5, FOR PROPOSAL 6, AND FOR PROPOSAL 7.

                                   Please sign exactly as name appears hereon.


                                   __________________________________________

                                   __________________________________________

                                   Date:  _____________________________________

                                        [When shares are held by joint tenants,
                                   both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.]

   PLEASE DATE, SIGN AND RETURN THIS CARD IN THE ENCLOSED ENVELOPE.